Exhibit 99.1

For Immediate Release

For more information:

Jefferson Harralson

Chief Financial Officer

(864) 240-6208

Jefferson_Harralson@ucbi.com

United Community Banks, Inc. Announces date FOR THIRD Quarter 2020 Earnings Release and confereNce call and provides updated loan PAYMENT deferral information

GREENVILLE, SC – October 7, 2020 – United Community Banks, Inc. (NASDAQ: UCBI) (United) announces it will release its third quarter 2020 financial results on Tuesday, October 20, 2020 after the stock market closes. The company also will hold a conference call at 11:00 a.m. ET on Wednesday, October 21, 2020 to discuss its financial results, business highlights and outlook.

To access the call, dial (877) 380-5665 and use the conference number 7466997. Participants are encouraged to dial in 15 minutes prior to the call start time. The conference call also will be webcast and can be accessed by selecting “Events & Presentations” within the Investor Relations section of the company's website, www.ucbi.com.

Additionally, United is providing certain updated information on loan payment deferrals due to the COVID-19 pandemic. The company is continuously monitoring the effects of COVID-19 on its loan portfolio to understand the related risks and to minimize any potential losses. United Community Bank (the Bank) has been offering payment and financial relief programs for borrowers impacted by COVID-19. These programs include loan payment deferrals for up to 90 days and second deferrals as needed, waived late fees, and suspension of foreclosure proceedings and repossessions. The Bank has received and accommodated numerous relief requests from borrowers; however, loan payment deferrals have continued to improve from a peak of $1.8 billion, or 15.9% of the total loan portfolio at June 30, 2020 to $365 million, or 3.1% of the total loan portfolio at September 30, 2020. The breakout by selected loan type is as follows:

Payment Deferrals by Loan Type
$ in thousands
	March 31, 2020		June 30, 2020(1)		September 30, 2020
	$ Deferred	% of Total Loan Portfolio	$ Deferred	% of Total Loan Portfolio	$ Deferred	% of Total Loan Portfolio
Lodging	5,573	0.05%	214,535	1.84%	117,264	0.99%
Senior Care	7,355	0.07%	94,623	0.81%	44,384	0.37%
All Other Commercial	63,356	0.62%	1,190,758	10.23%	169,167	1.43%
Equipment Finance	115,807	1.13%	181,914	1.56%	19,773	0.17%
One-to-Four Family	1,417	0.01%	160,893	1.38%	13,972	0.12%
Other Consumer	403	0.00%	6,857	0.06%	466	0.00%
Total	193,911	1.89%	1,849,580	15.89%	365,026	3.08%

About United Community Banks, Inc.

United Community Banks, Inc. (NASDAQ: UCBI) (United) is a bank holding company headquartered in Blairsville, Georgia, with executive offices in Greenville, South Carolina. United is one of the largest full-service financial institutions in the Southeast, with total assets exceeding $17 billion and 163 offices in Florida, Georgia, North Carolina, South Carolina and Tennessee. United Community Bank, United’s wholly-owned bank subsidiary, specializes in personalized community banking services for individuals, small businesses and companies throughout its geographic footprint, now including Florida under the brand Seaside Bank and Trust. Services include a full range of consumer and commercial banking products, including mortgage, advisory, treasury management, and now wealth management. Respected national research firms consistently recognize United for outstanding customer service. In 2020, J.D. Power ranked United highest in customer satisfaction with retail banking in the Southeast, marking six out of the last seven years United earned the coveted award. Forbes included United in its inaugural list of the World’s Best Banks in 2019 and again in 2020. Forbes also recognized United on its 2020 list of the 100 Best Banks in America for the seventh consecutive year. United also received five Greenwich Excellence Awards in 2019 for excellence in Small Business Banking and Middle Market Banking, including a national award for Overall Satisfaction in Small Business Banking. Additional information about United can be found at www.ucbi.com.

(1) June 30, 2020 loan deferrals include Seaside’s results, although the acquisition closed on July 1, 2020.